                                      COVA

                 Cova Financial Services Life Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101

                        DIVORCE SPLIT POLICY OPTION RIDER

If this rider is  approved,  it will become a part of the policy.  This rider is subject to all applicable terms and provisions of the policy; except as modified herein.
           Split Policy            This benefit is subject to the restrictions and provisions of this rider. This benefit
           Option Benefit          provides you with an option to exchange the policy to which this rider is attached for two individual policies, one on each of the lives insured, upon the occurrence of the contingent event.

           Contingent              The option may be exercised when there is a divorce between the two insureds
           Event                   insured by the policy to which this rider is attached.

           Election of             To elect this option, you must notify us within 90 days of the final divorce decree by
           The Option              sending us a copy of such decree.

                                   If this option is elected, no evidence of insurability will be required on either insured under the new policies.

           Effective Date          If this option is elected, the effective date of the exchange will be the first
           Of The Exchange         monthaversary following the date you notify us that you elect this option. Both insureds must be alive on the effective date of the exchange. In addition, the existing policy can not be in its grace period in order for the exchange to occur.

           The New                 The exchange must be to flexible premium adjustable life policies which are available
           Policies                at the time of the exchange. Riders may be exchanged if available on the new policies.

                                   Both issue dates of the new policies will be the effective date of the exchange. The face amount of each new policy will be one half of the face amount of this policy. The cash surrender value of this policy will be divided in half and allocated to each new policy. The rates for each new policy will be based on:

                                   1. the attained age as of the effective date of the exchange; and

                                   2. (in a non-unisex policy) sex; and

                                   3. the risk classification for this policy

                                   for each individual life insured under this policy.

           Loans                   Any loan and loan interest due must be repaid on the date of the exchange.
           Assignments             If any assignment of this policy is in effect on the date of the exchange, it will apply to each new policy.

           Termination             This rider will terminate when any of the following events first occur:
           Of Rider                1. The lapse of this policy; or

                                   2. The surrender of this policy; or

                                   3.   The death of the first insured under this policy; or

                                   4.   The election to exchange this policy under this rider.

           Cova Financial Services Life Insurance Company has caused the rider to be signed by its President and
           Secretary.

                                                         Secretary                                             President


        CL1088900I
        (8/98)

